FOR IMMEDIATE RELEASE                             EXHIBIT 99.1
October 16, 1996


           KROGER 3RD QTR PER SHARE BEFORE CHARGE:
                   55 CENTS VS 49 CENTS



        CINCINNATI, Ohio, October 16, 1996 --- The Kroger Co. (NYSE: KR) said today that 1996 third quarter earnings per share before an extraordinary charge increased 12 percent to 55 cents per share, fully diluted, from 49 cents in last year's third quarter.
    Earnings before the extraordinary charge totaled $72.3 million, compared to $62.7 million in the prior year third quarter. After the extraordinary charge of $928,000 for the early retirement of debt, Kroger's net earnings were $71.4 million, or 54 cents per fully diluted share, versus $61.2 million, or 48 cents per share, in the 1995 third quarter.
    Kroger said third quarter earnings before the extraordinary charge were reduced by about 2 cents per share because of work stoppages in Colorado. The strikes have been settled and sales have returned to normal.
    Operating cash flow rose 8.2 percent to $323.6 million, a record for the third quarter, compared to $299.0 million in the third quarter a year ago.
    Identical food store sales rose 0.9 percent in the third quarter. Comparable store sales, which include results from expanded and relocated stores, increased 3.7 percent. Total sales rose 5.5 percent to a third quarter record $7.34 billion from $6.96 billion.
    Kroger Chairman and Chief Executive Officer Joseph A. Pichler said the third quarter results were achieved despite increased competition and the adverse impact of several unusual events including Hurricane Fran, which temporarily closed 25 stores in the Southeast; record high ingredient costs for ice cream and dairy products; and the effects of the Colorado strikes. In addition, gasoline margins declined in Kroger's convenience store group because of cyclical market factors.
    "In 1993, we initiated a strategy to increase cash flow by improving operating efficiencies in existing assets; accelerating new store construction; and implementing new technology and distribution systems. This strategy continues to generate solid growth and consistent performance," Pichler said.
    During the third quarter, Kroger opened or expanded 31 food stores, compared to 18 new stores and expansions in last year's third quarter.

                                  The Kroger Co.
                                Sales and Earnings
                    3rd Qtr                3rd Qtr        Percent
                    10/5/96                10/7/95
                    -------                -------        -------
Sales            $7,343,132,896         $6,959,216,406      5.5
                 ==============         ==============    =======

EBITD <F1>       $  323,561,978         $  298,989,785      8.2

Non-EBITD
charges <F2>     $   (5,200,000)        $   (4,615,386)

LIFO             $   (7,700,000)        $   (9,500,000)

Interest         $  (91,829,325)        $  (93,429,999)

Depreciation     $ (101,192,335)        $  (89,423,647)
                 ---------------        ---------------
Pre-tax earnings
before extraordinary
loss             $  117,640,318          $ 102,020,753
Tax expense      $  (45,291,522)         $ (39,344,227)
                 ---------------         --------------

Earnings before
extraordinary
loss             $   72,348,796          $  62,676,526

Extraordinary
loss <F3>        $     (927,993)         $  (1,515,522)
                 ---------------         --------------

Net earnings
                 $   71,420,803          $  61,161,004
                 ===============         ===============
Primary earnings
(loss) per common
share:

From operations           $0.55                  $0.52

From extraordinary
loss <F3>                ($0.01)                ($0.01)
                 ---------------         ---------------

Primary net earnings
per common share          $0.54                  $0.51
                 ===============          ================

Fully-diluted earnings
(loss) per common
share:

From operations           $0.55                  $0.49

From extraordinary
loss <F3>                ($0.01)                ($0.01)
                 ----------------         ----------------

Fully-diluted net earnings
per common
share                     $0.54                  $0.48
                 =================        ================

Number of shares used
in primary per share
calculation         131,499,991            121,616,810

Number of shares used
in fully-diluted per share
calculation         132,276,811            129,019,053

[FN]
<F1> EBITD represents pre-tax earnings before interest,
     depreciation and LIFO as defined in the Company's Bank
     Credit Agreement.
<F2> Represents the additional quarterly charge from the
     adoption of FASB 106.
<F3> Represents the after-tax loss from the early retirement of debt.

                   3 Qtrs                   3 Qtrs        Percent
                   10/5/96                  10/7/95
                   -------                  -------       -------
Sales          $18,971,752,578          $18,077,060,606      4.9
               ===============           ==============     ======

EBITD <F1>     $   887,525,214          $   847,923,640      4.7

Non-EBITD
charges <F2>   $   (13,200,000)         $   (11,538,462)

LIFO charge    $   (14,700,000)         $   (16,500,000)

Interest       $  (232,977,886)         $  (243,392,767)

Depreciation   $  (257,189,494)         $  (231,669,983)
               ----------------         ----------------

Pre-tax earnings before
extraordinary
loss           $   369,457,834          $   344,822,428

Tax expense    $  (142,241,265)         $  (135,205,174)
               ----------------         ----------------

Earnings before
extraordinary
loss           $   227,216,569          $   209,617,254

Extraordinary
loss <F3>      $    (2,777,708)         $   (12,302,762)
                ----------------         ----------------

Net earnings   $   224,438,861          $   197,314,492
                ================         ================

Primary earnings (loss)
per common
share:

From operations          $1.73                    $1.78

From extraordinary
loss <F3>               ($0.02)                  ($0.10)
                ----------------         ----------------

Primary net earnings
per common share
                         $1.71                    $1.68
                ================         ================

Fully-diluted earnings (loss)
per common share:

From operations          $1.72                    $1.66

From extraordinary
loss <F3>               ($0.02)                  ($0.10)
                 ----------------        -----------------


Fully-diluted net earnings
per common share         $1.70                    $1.56
                  ===============        ================

Number of shares used in
primary per share
calculation        131,009,814              117,668,835

Number of shares used in
fully-diluted per share
calculation        131,982,173              128,441,440

[FN]
<F1> EBITD represents pre-tax earnings before interest,
     depreciation and LIFO as defined in the Company's Bank
     Credit Agreement.
<F2> Represents the additional quarterly charge from the
     adoption of FASB 106.
<F3> Represents the after-tax loss from the early retirement of debt.